Exhibit 10.02

STOCK PURCHASE AGREEMENT

dated as of

April 20, 2008

among

THE LIVERPOOL LIMITED PARTNERSHIP,

ELLIOTT INTERNATIONAL, L.P.

and

BLUE COAT SYSTEMS, INC.

i

STOCK PURCHASE AGREEMENT

AGREEMENT (this “Agreement”) dated as of April 20, 2008 among Blue Coat Systems, Inc., a Delaware corporation (the “Buyer”), The Liverpool Limited Partnership, a Bermuda limited partnership (“Liverpool”), and Elliott International, L.P., a Cayman Islands limited partnership (“International” and, together with Liverpool, the “Sellers” and each a “Seller”).

W I T N E S S E T H:

WHEREAS, immediately following the execution of this Agreement, the Buyer, an Affiliate of the Sellers, and Francisco Partners II, L.P. (“FP”), a Delaware limited Partnership, are entering into a Note Purchase Agreement, to be dated as of the date hereof (as amended, the “Purchase Agreement”), providing for the issuance and sale of Zero Coupon Senior Convertible Notes 2013 of the Buyer to the Affiliate of the Sellers and to FP;

WHEREAS, immediately following the execution of this Agreement, the Buyer, Cooper Acquisition, Inc. (“Cooper”), a Delaware Corporation and Packeteer, Inc., a Delaware Corporation (“Packeteer”) are entering into an Agreement and Plan of Merger, to be dated as of the date hereof (as amended, the “Merger Agreement”), providing for the commencement and conduct of the Offer (as defined in the Merger Agreement) and, following consummation of the Offer, the merger of Cooper with and into Packeteer, with Packeteer continuing as the surviving corporation and as a wholly owned subsidiary of Buyer;

WHEREAS, Liverpool is the beneficial owner of 1,423,647 shares of Common Stock (as defined below) (the “Liverpool Shares”) and International is the beneficial owner of 2,135,470 shares of Capital Stock (the “International Shares” and each of the Liverpool Shares and the International Shares, such Seller’s “Shares”); and

WHEREAS, each Seller desires to sell such Seller’s Shares to Buyer, and Buyer desires to purchase such Shares from each Seller, upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

“Affiliate” means (i) with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person; (ii) with respect to any natural Person, (a) any spouse, lineal descendant, sibling or parent, or (b) any trust established solely for the benefit of such natural Person and/or any of the Persons set forth in the foregoing clause (a); and (iii) with respect to any Person that is a trust whose sole beneficiaries are individuals, such individuals and their lineal descendants. For the purpose of this definition, the term “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

“Closing Date” means the date of the Closing.

“Common Stock” means the common stock, par value $0.001 per share, of Packeteer.

“Governmental Authority” means any foreign, federal, state or local court, administrative body or other governmental or quasi-governmental entity with competent jurisdiction.

“Knowledge” means, with respect to any Person, the actual knowledge of the executive officers of such Person.

“Legal Requirement” means any law, statute, treaty, rule, regulation, determination of an arbitrator, a court or other Governmental Authority or a stock exchange.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind.

ARTICLE 2

PURCHASE AND SALE

Section 2.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, each Seller agrees to sell to the Buyer, and the Buyer agrees to purchase from each Seller, such Seller’s Shares, in each case at the Closing. The purchase price for the Shares (the “Purchase Price”) is $7.10 per Share, for aggregate cash consideration of $25,269,730. The Purchase Price shall be paid as provided in Section 2.02.

Section 2.02. Closing. The closing (the “Closing”) of the purchase and sale of the Shares hereunder shall take place at the offices of Davis Polk & Wardwell, 1600 El Camino Real, Menlo Park, CA 94025, as soon as possible, but in no event later than two (2) Business Days from the date hereof, or at such other time or place as Buyer and Sellers may agree. At the Closing:

(a) Buyer shall deliver to each Seller the aggregate Purchase Price payable to such Seller by wire transfer of immediately available funds to the account set forth opposite such Seller’s name on Annex A; and

(b) Each Seller shall cause such Seller’s Shares to be delivered to the Buyer (i) by a delivery versus payment trade via The Depository Trust Company (“DTC”), (ii) if the Buyer is not able to effect a delivery versus payment trade via The Depository Trust Company, then by delivery to Buyer or such designee identified in writing by the Buyer, via DTC through its Deposit Withdrawal Agent Commission system or (iii) by another method reasonably acceptable to the Buyer, in each case, such delivery to be made promptly following receipt of the Purchase Price payment described above.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF EACH SELLER

Each Seller represents and warrants to Buyer, for itself only and not jointly with any other Seller, as of the date hereof and as of the Closing Date that:

Section 3.01. Corporate Existence and Power. Such Seller (a) is a corporation or other legal entity duly organized, validly existing and, to the extent applicable in its jurisdiction of formation, in good standing under the laws of its jurisdiction of formation and (b) has all requisite power and authority to execute, deliver and perform its obligations under this Agreement.

Section 3.02. Authorization; No Contravention. The execution, delivery and performance by such Seller of this Agreement and the transaction contemplated hereby, (a) have been duly authorized by all necessary organizational action of such Seller, (b) do not contravene the terms of such Seller’s governing or organizational documents, and (c) do not violate, conflict with or result in any breach, default or contravention of (or with due notice or lapse of time or both would result in any breach, default or contravention of), or the creation of any Lien under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation (each a “Contractual Obligation”) to which such Seller is party or by which any of its assets are bound or, subject to compliance with the matters addressed in Section 3.03, any Legal Requirement applicable to such Seller and (d) do not violate any judgment, injunction, writ, award, decree or order (collectively, “Orders”) of any Governmental Authority against, or binding upon, such Seller or its assets, except, in the case of clauses (c) and (d), as would not, individually or in the aggregate, reasonably be expected to have material adverse effect on the ability of such Seller to consummate the transactions contemplated by this Agreement to comply with its obligations hereunder.

Section 3.03. Government Authorization; Third Party Consents. No approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, such Seller of the Agreement or the transactions contemplated hereby, except for compliance with the Exchange Act and other applicable securities laws.

Section 3.04. Binding Effect. This Agreement has been duly authorized, executed and delivered by such Seller, constitutes, the legal, valid and binding obligation of such Seller, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

Section 3.05. Litigation. As of the date hereof, there are no actions, suits, proceedings, claims, complaints, disputes, arbitrations or investigations (collectively, “Claims”) pending or, to the Knowledge of such Seller, threatened, at law, in equity, in arbitration or by or before any Governmental Authority against or involving such Seller or its assets which seek to enjoin or restrain the execution, delivery or performance of this Agreement by such Seller. As of the date hereof, no Order has been issued by any court or other Governmental Authority against such Seller purporting to enjoin or restrain the execution, delivery or performance of the Agreement by such Seller.

Section 3.06. Ownership of Shares. Such Seller is the beneficial owner of such Seller’s Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Shares), and will transfer and deliver to Buyer at the Closing valid title to such Shares free and clear of any Lien and any such limitation or restriction, in each case excluding restrictions under applicable securities laws. Neither such Seller nor any of its Affiliates beneficially own shares of Common Stock other than the Shares.

Section 3.07. Brokers’, Finders’ or Similar Fees. There are no brokerage commissions, finder’s fees or similar fees or commissions payable by such Seller in connection with the transactions contemplated by this Agreement, based on any agreement, arrangement or understanding with such Seller or any of its Affiliates.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to each Seller as of the date hereof and as of the Closing Date that:

Section 4.01. Corporate Existence and Power. Buyer (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (b) has all requisite corporate power and authority to execute, deliver and perform its obligations under the Agreement.

Section 4.02. Authorization; No Contravention. The execution, delivery and performance by the Buyer of this Agreement and the transactions contemplated hereby: (a) have been duly authorized by all necessary corporate action of the Buyer; (b) do not contravene the terms of the Buyer’s certificate of incorporation or bylaws or any other governing or organizational documents; (c) do not violate, conflict with or result in any breach, default or contravention of (or with due notice or lapse of time or both would result in any breach, default or contravention of), or the creation of any Lien under, any Contractual Obligation to which the Buyer is party or by which any of its respective assets are bound or, subject to compliance with the matters addressed in Section 4.03, any Legal Requirement applicable to the Buyer or any of its Subsidiaries; and (d) do not violate any Order of any Governmental Authority against, or binding upon, the Buyer or its assets, except, in the case of clauses (c) and (d), as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement or to comply with its obligations hereunder.

Section 4.03. Governmental Authorization; Third Party Consents. No approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Buyer of the Agreement or the transactions contemplated hereby, except for compliance with the Exchange Act and other applicable securities laws.

Section 4.04. Binding Effect. This Agreement has been duly authorized, executed and delivered by the Buyer, constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

Section 4.05. Litigation. As of the date hereof, there are no Claims pending or, to the Knowledge of the Buyer, threatened, at law, in equity, in arbitration or by or before any Governmental Authority against or involving the Buyer or its assets which seek to enjoin or restrain the execution, delivery or performance of any of the Agreement by the Buyer. As of the date hereof, no Order has been issued by any court or other Governmental Authority against the Buyer purporting to enjoin or restrain the execution, delivery or performance of the Agreement by the Buyer.

Section 4.06. Brokers’, Finders’ or Similar Fees. There are no brokerage commissions, finder’s fees or similar fees or commissions payable by the Buyer in connection with the transactions contemplated by this Agreement, based on any agreement, arrangement or understanding with Buyer or any of its Affiliates.

ARTICLE 5

CONDITIONS TO CLOSING

Section 5.01. Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

(a) Buyer, Cooper and Packeteer shall have entered into the Merger Agreement.

(b) The representations and warranties of each Seller contained in this Agreement (A) that are qualified by materiality or material adverse effect shall be true at and as of the Closing Date as if made at and as of such date, and (B) that are not qualified by materiality or material adverse effect shall be true in all material respects at and as of the Closing Date as if made at and as of such time.

(c) No provision of any applicable Legal Requirement and no Order shall prohibit the execution, delivery or performance of this Agreement.

Section 5.02. Conditions to Obligation of Each Seller. The obligation of each Seller to consummate the Closing is subject to the satisfaction of the following further conditions:

(a) The representations and warranties of Buyer contained in this Agreement (A) that are qualified by materiality or material adverse effect shall be true at and as of the Closing Date as if made at and as of such date, and (B) that are not qualified by materiality or material adverse effect shall be true in all material respects at and as of the Closing Date as if made at and as of such time.

(b) No provision of any applicable Legal Requirement and no Order shall prohibit the execution, delivery or performance of this Agreement.

ARTICLE 6

MISCELLANEOUS

Section 6.01. Governing Law; Disputes. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Buyer and each Seller hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waive, and agree not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.09 shall be deemed effective service of process on such party.

Section 6.02. Waiver of Jury Trial. EACH OF THE SELLERS AND THE BUYER, HEREBY IRREVOCABLY WAIVE ANY RIGHT TO, AND AGREE NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

Section 6.03. Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the parties hereto, written or oral, with respect to such subject matter. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the parties hereto, and any such amendment, modification or supplement shall be binding on all parties hereto.

Section 6.04. Waiver. No waiver by any party of any term or condition of this Agreement, in one or more instances, shall be valid unless in writing, and no such waiver shall be deemed to be construed as a waiver of any subsequent breach or default of the same or similar nature.

Section 6.05. Successors and Assigns. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns. Notwithstanding the foregoing, no assignment of any rights or obligations hereunder shall be made by any party hereto without the written consent of the other parties hereto.

Section 6.06. Invalid Provisions. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Agreement.

Section 6.07. Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

Section 6.08. Further Assurances. Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

Section 6.09. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 6.10. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission or mailed by prepaid first class mail, return receipt requested, or mailed by overnight courier prepaid to the parties at the following addresses or facsimile numbers:

If to the Buyer, to:

Blue Coat Systems, Inc.

420 North Mary Avenue

Sunnyvale, CA 94085

Attention: Betsy E. Bahya

Facsimile: (408) 220-2175

with a copy to:

Davis Polk & Wardwell

1600 El Camino Real

Menlo Park, CA 94025

Facsimile No.: (650) 752-2111

Attention: William M. Kelly

                  Sarah K. Solum

If to a Seller, to such Seller at:

712 Fifth Avenue, 36th Floor

New York, NY 10019

Facsimile: (212) 478-2871

Attention: Jesse A. Cohn

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Facsimile: (212) 757-3900

Attention: Robert B. Schumer

                 Steven J. Williams

All such notices, requests and other communications will (w) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (x) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon facsimile confirmation, (y) if delivered by mail in the manner described above to the address as provided in this Section, upon the earlier of the third business day following mailing or upon receipt and (z) if delivered by overnight courier to the address as provided in this Section, be deemed given on the earlier of the first business day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving written notice specifying such change to the other parties hereto.

Section 6.11. Expenses. Each of the parties shall bear its own costs and expenses incurred in connection with the Agreement and the transactions contemplated thereby.

Section 6.12. Publicity; Confidentiality. Except as may be required by applicable Legal Requirements, none of the parties hereto shall issue a publicity release or public announcement or otherwise make any disclosure concerning this Agreement, the transactions contemplated hereby, or any of the other parties hereto, without prior written approval by the other parties hereto; provided, however, that nothing in this Agreement shall restrict any party from disclosing information to such party’s officers, directors, equity holders, advisors, employees, members, partners, controlling Persons, auditors or counsel. If any disclosure is required by any Legal Requirement to be made by any party hereto, prior to making such announcement such party will, to the extent practicable, deliver a draft of such announcement to the other parties and shall give the other parties reasonable opportunity to comment thereon.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BLUE COAT SYSTEMS, INC.

By:	/s/ Brian M. NeSmith
Name: Brian M. NeSmith Title: President and Chief Executive Officer

THE LIVERPOOL LIMITED PARTNERSHIP By: Liverpool Associates, Ltd., its general partner

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg Title: Vice President

ELLIOTT INTERNATIONAL, L.P. By: Elliott International Capital Advisors Inc., as Attorney-in -Fact

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg Title: Vice President